ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES SIGNING OF EUROPEAN AGREEMENT WITH MEDA AB

 FOR THE MARKETING OF AMLEXANOX 5 PERCENT PASTE AND ORADISC™ A

Addison, Texas, November 17, 2008; ULURU Inc. (NYSE Alternext: ULU) today announced the signing of a License Agreement with Meda AB (Meda) to market Amlexanox 5% paste and OraDisc™ A throughout the European Union, Eastern Europe and the Commonwealth of Independent States excluding Spain, Portugal and Greece.

Clinical studies conducted on Amlexanox confirm that if the product is used at the first sign or symptom of canker sores, development of the ulcer can be aborted in 65% of patients. This is very significant for patients who chronically suffer from this condition. Medical literature indicates that canker sores are the largest oral medical condition with approximately 20% of the population suffering the disease. Chronic sufferers can have multiple ulcers in the mouth and have the condition numerous times per month.

Under the terms of the agreement, Meda will make an upfront payment of Euros 525,000 (approximately $680,000), future milestone payments both event and success related of a maximum of Euros 4,775,000 (approximately $6.2 million), and will purchase the products from ULURU.

Commenting on the agreement, Kerry P. Gray, President and CEO of ULURU Inc. stated, “We are pleased that this agreement consolidates marketing of the Amlexanox range of products with a significant European company with subsidiaries in the major Western European markets and Eastern Europe. Meda is a rapidly expanding specialty pharmaceutical company who has the commercial infrastructure to maximize the potential for OraDisc™ A and the Amlexanox 5% paste products in Europe.”

About Meda:
Meda AB (publ) is a leading international specialty pharma company. The company specialises in marketing and pharmaceutical development in late clinical stage. Acquisitions and long-term partnerships are fundamental factors that drive the company’s strategy. Meda is represented by its own organisations in about 40 countries. Meda’s products are sold in 120 countries worldwide. The Meda share is listed under Large Cap on the OMX Nordic Stock Exchange. Find out more, visit www.Meda.se .

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management, plastic surgery and oral care products to provide patients and consumers with improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and transmucosal delivery system. For more information about Altrazeal™, please visit www.Altrazeal™.com. For more information about ULURU Inc., please visit www.uluruinc.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to the ability to maximize the potential for OraDisc™ A and Amlexanox 5% paste in Europe. These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and other reports filed by us with the Securities and Exchange Commission.